Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands except per share amount)

	Projected Year Ended February 28, 2011	Projected Year Ended February 29,2012
Net Sales:
Electrical and Industrial Products	$163,000 to $168,000	$170,000 to $185,000
Galvanizing Services	$222,000 to $227,000	$255,000 to $265,000
Total Sales	$385,000 to $395,000	$425,000 to $450,000

Diluted earnings per share	$2.70 to $2.85	$2.70 to $3.05

Net Sales by Market Segment:
Power Generation	18%	19%
Transmission and Distribution	28%	27%
Industrial	54%	54%

Electrical and Industrial Products
Revenues by Industry:
Power Generation	24%	29%
Transmission and Distribution	45%	49%
Industrial	31%	22%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications	30%	30%
OEM’s	11%	15%
Industrial	32%	35%
Bridge and Highway	9%	10%
Petro Chemical	18%	10%

Operating Margins:
Electrical and Industrial Products	15% to 16%	13% to 15%
Galvanizing Services	25% to 26%	25% to 27%

Cash Provided By (Used In)Operations	$40,000	$50,000
Capital Expenditures	$20,000	$23,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$20,000	$21,000
Total Bank Debt	$100,000	$225,000

Cash Dividend	$12,400	$12,700

Percent of Business By Segment:
Electrical and Industrial Products	42%	40%
Galvanizing Services	58%	60%